EXHIBIT 10.8

PROPRIETARY AND CONFIDENTIAL INFORMATION,
NON-COMPETITION,
AND NON-SOLICITATION AGREEMENT

This Proprietary and Confidential Information, Non-Competition, and Non-Solicitation Agreement (the “Agreement”) is made by and between Aspen Technology, Inc. (the “Company”) and «First_Name» «Middle_Names» «Last_Name» (the “Employee”) as of the date signed by the Employee below, unless otherwise stated.

1.Condition of Employment and Additional Consideration.

The Employee acknowledges that his/her employment and/or the continuance of that employment and/or the promotion offered with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. In addition, the Company will disclose to the Employee, or place the Employee in a position to have access to or develop, confidential information and/or trade secrets of the Company. The Company also will provide the Employee with the opportunity to develop relationships with customers and other employees of the Company and will provide the Employee with special training and knowledge relevant to the Employee’s employment responsibilities and duties. The Employee will be in a position to develop business goodwill on behalf of the Company though the trade secrets, confidential information, relationship with customers and employees and special training and knowledge provided by the Company. The Employee acknowledges that the nature of the Company's business is such that protection of its proprietary and confidential information is critical to the business's survival and success. [The Employee and Company mutually acknowledge and agree that the equity grant received by the Employee in exchange for signing this Agreement constitutes further mutually agreeable consideration for this Agreement and the obligations and restrictions set forth herein.]

2.Proprietary and Confidential Information.

(a)“Proprietary Information” means all information and know-how, whether or not in writing, and whether or not labelled or otherwise identified as being “confidential,” of a private, proprietary, secret or confidential nature concerning the Company's business or financial affairs, the unauthorized acquisition, disclosure, or use of which may harm the Company, or expose it to potential liability, unfair competition, or other risks. By way of illustration but not limitation, Proprietary Information may include systems, software and codes, software and codes under development, or planned or proposed systems, software or codes, customer and prospect lists, contacts at or knowledge of customers or prospective customers, customer accounts and other customer financial information, price lists and all other pricing, marketing and sales information relating to the Company or any customer or supplier of the Company, databases, modules, products, processes, methods, techniques, operations, projects, developments, plans, research data, financial data and personnel data, including employee strengths, training, and experience. “Proprietary Information” does not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized or unintentional disclosure, (ii) has been independently developed and disclosed by others without violating any obligations to the Company or applicable law, or (iii) otherwise enters the public domain through lawful means. The Employee will not at any time during the Employee’s employment by the Company, or for so long thereafter as the pertinent information or documentation remains a trade secret under applicable law or Proprietary Information under this Agreement, use, disclose to others, transfer, email, download, store, save, print, or retain any Proprietary Information, except as authorized by the Company or as necessary in the performance of work assigned to the Employee by the Company and for the benefit of the Company. While employed by the Company, the Employee will use the Employee's best efforts to prevent unauthorized acquisition, disclosure, or use of any Proprietary Information.

The designation of any information as Proprietary Information does not preclude it from also constituting a trade secret as defined by applicable law. The Employee is prohibited from using, disclosing, or misappropriating trade secrets of the Company at all times during and after the

Employee’s employment for so long as such information remains a trade secret. Trade secrets include, among other things, the Company’s client lists.

(b)The Employee agrees that all disks, software, computers, files, letters, memoranda, reports, records, data, drawings, notebooks, program listings, or written, photographic, or any other record or copy thereof containing Proprietary Information, whether created by the Employee or others, which shall come into the Employee's custody or possession, shall be and are the exclusive property of the Company to be used only in the performance of the Employee's duties for the Company. Upon termination or earlier, upon request of the Company, the Employee agrees to return to the Company any and all originals and/or copies of materials in the Employee's custody or possession containing Proprietary Information. For any equipment, accounts, or devices owned by the Employee on which Proprietary Information is stored or accessible, the Employee shall, immediately upon or prior to cessation from employment with the Company, or upon the Company’s request, make available such equipment, accounts, or devices to the Company or its third-party designee so that any Proprietary Information may be deleted or removed. The Employee expressly authorizes the Company’s designated representatives to access such equipment, accounts, or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

(c)The Employee acknowledges that his/her obligations with regard to Proprietary Information that are set out in paragraphs (a) and (b) above, extend to all information, know-how, records and tangible property of customers of the Company or suppliers to the Company or of any third party who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

(d)All improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, or Proprietary Information in any form, whether patentable or copyrightable or not, which the Employee generates either solely or jointly during the Employee's employment by the Company, excluding any information developed outside the scope of employment as approved in writing by the Employee’s manager (the “Developments”), will be the sole and exclusive property of the Company (and in the case of copyrightable material, will be a “WORK MADE FOR HIRE” by the Employee for the Company). Further, the Employee hereby assigns such “Developments” and all rights in them to the Company. The Employee will promptly and fully disclose all Developments to the Company and, if deemed necessary by the Company and at the Company's expense, will execute and deliver such instruments as the Company may request to protect its right, title, and interest in and to any of the Developments. The Employee understands and agrees that to the extent this Agreement is construed in accordance with the laws of any state which precludes a requirement in an agreement such as this to assign to an employer certain classes of inventions developed by an employee, this assignment section shall be interpreted to exclude any invention which a court of competent jurisdiction determines to fall within such precluded classes.

(e)The Employee has attached to this Agreement as Attachment A a complete list of all existing improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, relevant to the subject matter of the Employee's employment with the Company, with respect to which the Employee has an ownership interest as of the date of this Agreement and that the Employee desires to clarify are not subject to this Agreement, and the Employee acknowledges and agrees that such list is complete. If disclosure of an item on Attachment A would cause the Employee to violate any prior confidentiality agreement, the Employee understands that the Employee is not to list such in Attachment A but is to inform the Company that all items have not been listed for that reason. A space is provided on Attachment A for such purpose. If no such list is attached to this Agreement, the Employee hereby represents that the Employee has no such improvement, invention, design, formula, work of authorship, trade secret, technology, computer program, composition, idea, process, technique, know-how or data at the time of signing this Agreement. The Employee will not incorporate, or permit to be incorporated, any prior improvement, invention, design, formula, work of authorship, trade secret, technology, computer program, composition, idea, process, technique, know-how or data in any Development without the Company's prior written consent. If, notwithstanding the immediately preceding sentence, in the course of the Employee's employment with the Company, the Employee incorporates prior Employee-owned improvement, invention, design, formula, work of authorship, trade secret, technology, computer program, composition, idea, process, technique, know-how or data into a Development, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior improvement, invention, design, formula, work of authorship, trade secret, technology, computer program, composition, idea, process, technique, know-how or data.

3.Non-Competition.

While the Employee is employed by the Company and for a period of 12 months following the Employee's termination or cessation of such employment for cause (the “Restricted Period”), the Employee will not directly or indirectly:

(a)Within the Restricted Territory (as defined below), own, manage, control, or otherwise perform the same or similar services the Employee provided to the Company, or work in a capacity similar to, or senior to, the position the Employee held at the Company during any time within the last two (2) years of employment, for any person or entity that provides products or services that compete with, or could replace, any of the products or services offered by the Company at the time of cessation of the Employee’s employment or during the Restricted Period, except that nothing in this section will prohibit the Employee from being a passive owner of less than 5% of the outstanding stock of a publicly-traded corporation, so long as the Employee has no direct or indirect participation in the business of such a corporation. The “Restricted Territory” is the geographic area in which the Employee, during any time within the last two (2) years of employment, provided services or had a material presence or influence;

(b)For purposes of this Section 3, “cause” is defined to include, among other reasons, voluntary resignation, job abandonment, substandard performance, engaging in any act or omission deemed to be against the best interests of the Company, unsafe, threatening or violent activity or conduct, and any other conduct that could reasonably be perceived as damaging the Company’s reputation or interfering with its business interests. A termination for “cause” may be based on conduct that takes place in or outside the workplace. The determination as to whether “cause” exists shall be made in the sole discretion of the Company.

(c)The Employee acknowledges and agrees that the Employee has received sufficient mutually agreed-upon consideration for agreeing to be bound by the obligations in this Section 3, specifically the [_______]. The Non-Competition restrictions in this Section 3 may be tolled for up to two years from the date the Employee’s employment terminates if the Employee breached a fiduciary duty to the Company or took the Company’s property, including electronic data, in violation of this Agreement or the law.

4.Non-Solicitation.

While the Employee is employed by the Company and during the Restricted Period, the Employee will not directly or indirectly:

(a)Either alone or in association with others, recruit, solicit, induce, hire or engage as an independent contractor or attempt to recruit, solicit, induce, hire or engage as an independent contractor, any person who was employed by the Company at any time during the period of the Employee's employment with the Company, except for an individual whose employment with the Company has been terminated for a period of six months or longer at the time of such recruitment, solicitation, inducement, hire or engagement as an independent contractor. This restriction is limited to employees of the Company with whom the Employee had business dealings or about whom the Employee had access to Proprietary Information;

(b)Either alone or in association with others, solicit, divert, accept, or take away, or attempt to solicit, divert, accept,or to take away, the business or patronage of any of the clients, customers or accounts, prospective clients, customers or accounts, or suppliers, of the Company which were contacted, solicited or served by the Employee on behalf of the Company during the last 12 months of the Employee’s employment with the Company;

(c)Either alone or in association with others, induce any of the clients, customers or accounts, prospective clients, customers or accounts, or suppliers of the Company which were contacted, solicited or served by the Employee on behalf of the Company during the last 12 months of the Employee’s employment with the Company to either (a) to cease to do business with the Company, (b) curtail their business with the Company; or (c) to buy competing products or services from a competitor of the Company;

5.Reasonable Restrictions.

The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the Proprietary Information, goodwill, and other legitimate business interests of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond. If any restriction set forth in Sections 3 or 4 are found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, and the court may reform any provision to render it reasonable and enforceable, or sever any provision to render the remainder reasonable and enforceable.

6.No Defense Provision.

The Employee agrees that the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictions, covenants, and agreements contained herein, which are divisible.

7.Duty of Loyalty.

The Employee agrees that while employed by the Company, the Employee will: (a) devote full time and best efforts to the performance of the Employee’s duties on behalf of the Company; (b) not provide to, or on behalf of, the Company’s clients or competing businesses the same or similar services or products as those provided by the Company; (c) not, for personal gain, take, attempt to take, or solicit any business opportunity away from the Company that the Company would otherwise be able to undertake; and (d) not engage in any other employment, consultant, or advisory relationship that is the same as, similar to, or related to the Employee’s duties with the Company or that otherwise creates a conflict of interest with the Company, without the express written consent of an authorized officer of the Company.

8.Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting or inducing any customer, client, employee, or other business partner of any such previous employer or any other party. The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

9.Not an Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue the Employee's employment for any period of time. Except as may otherwise be agreed upon by the Employee and the Company pursuant to a separate written agreement, each of the Employee and the Company has the right to terminate the Employee's employment with the Company at any time, for any reason, with or without cause.

10.Post Employment Cooperation.

The Employee agrees that following the Employee’s cessation of employment with the Company he/she will cooperate with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its affiliates which relate to events or occurrences that occurred while the Employee was employed by the Company. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its affiliates at mutually convenient times. The Employee also agrees that, following the Employee’s termination of employment with the Company, he/she will cooperate with the Company or any of its affiliates in connection with any investigation or review by any federal, state or local regulatory authority to the extent that such investigation or review relates to events or issues that occurred while the Employee was employed by the Company. The Company shall, at the request of the Employee, reimburse any reasonable out-of-pocket expenses that the Employee incurs in connection with the Employee’s performance of the Employee’s obligations pursuant to this Section 10.

11.Notice to Future Employers and Identity of Future Employer.

During the Restricted Period, the Employee agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of the Agreement. The Company has the right to inform any future employer of the existence of this Agreement and to provide any future employers with a copy of it. Upon termination of employment with the Company for any reason, if reasonably requested by the Company, the Employee agrees to identify to the Company the name of his/her future employer, the title of the position accepted, and a description of the duties the position requires the Employee to undertake.

12.General Provisions.

(a)No Conflict. The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(b)Notice Pursuant to the Federal Defend Trade Secret Act of 2016. Under the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made to the Employee’s attorney in relation to a lawsuit for retaliation brought by the Employee against the Company for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should the Employee suspect that the Company has violated any law, please contact the General Counsel of the Company.

(c)Other Protected Disclosures. Nothing contained in this Agreement is intended to prohibit the Employee from disclosing or discussing information relating to compensation or working conditions protected by the National Labor Relations Act or applicable law. Additionally, nothing contained in this Agreement prohibits or prevents the Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, the Employee’s rights and abilities to contact, communicate with or report unlawful conduct to federal, state, or local officials for investigation or participate in any whistleblower program administered by such agencies. The Company further acknowledges the Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

(d)Export Compliance. The Employee shall comply with the export laws and regulations of the United States and other applicable jurisdictions while engaging in his/her daily duties. Without limiting the foregoing, (i) the Employee represents that he/she is not named on any U.S. government list of persons or entities prohibited from receiving exports, and (ii) shall not permit third parties to access or use the Company’s services or products in violation of any U.S. export embargo, prohibition or restriction countries.

(e)Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her employment duties, title, reporting structure or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(f)Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect or impair the validity or enforceability of any other portion of this Agreement.

(g)Waiver. The failure of the Company to insist upon the performance of any of the terms of this Agreement or similar agreements with others, or waiver by the Company of any breach of any of the terms and conditions of this Agreement or similar agreements with others, shall not be construed as thereafter waiving any such terms and conditions in this Agreement or any other terms and conditions but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Any waiver by the Company must be in writing and signed by an officer of the Company to be effective.

(h)Tolling. The Employee acknowledges and agrees that the restricted time period in Section 4 shall be tolled on a day-for-day basis for all periods in which the Employee is in violation of the terms of this Agreement, so that the Company receives the full benefit of the restrictive covenants to which the Employee has agreed herein. The Employee also agrees that if the Employee or the Company institutes litigation to enforce or challenge the protective covenants in this Agreement, and the Employee is not enjoined from breaching one or more of the protective covenants contained in this Agreement, and a court thereafter determines that one or more of the protective covenants are enforceable, the restricted period in Section 4 above shall be tolled beginning on the date the litigation was instituted until the litigation is finally resolved and all periods of appeal have expired.

(i)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to all or substantially all of its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee. The Employee expressly consents to assignment of this Agreement by the Company.

(j)Governing Law. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Texas without regard to conflict of laws provisions. The Employee freely and voluntarily consents to personal jurisdiction and venue in the state or federal courts of the State of Texas for any action relating to or arising from this Agreement.

(k)Waiver of Jury Trial. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION, OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY.

(l)Electronic Signature. This Agreement may be executed via DocuSign or other electronic signature methods, and the Employee acknowledges and agrees that the Employee’s electronic and/or typewritten signature shall have the same legal force and effect as the Employee’s handwritten signature.

(m)Reasonable Costs and Attorneys’ Fees. If the Employee is found to have breached any obligation in this Agreement, the Employee will pay the Company, in addition to any damages that may be awarded, reasonable attorneys’ fees and costs incurred by the Company to enforce this Agreement.

(n)Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(o)Acknowledgements. The Employee acknowledges that the Employee was provided this Agreement as of the earlier of either a formal offer of employment from the Company or ten (10) business days before the commencement of the Employee’s employment with the Company. If the Employee is signing this Agreement after commencement of the Employee’s employment with the Company, then the restrictions in Section 3 do not become effective until ten (10) business days after the date upon which this Agreement is fully executed. The Employee further acknowledges that the Employee has the right to consult with counsel prior to signing this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

EMPLOYEE	ASPEN TECHNOLOGY, INC.
(Signature) _______________________________________ (Print Name)	By: (Signature) Antonio Pietri (Print Name)
(Date)	President and CEO (Print title)
<<HIRE DATE>>
(Date)

ATTACHMENT A

To: Aspen Technology, Inc. (i.e., the Company)

1. The following is a complete list of all existing improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, relevant to the subject matter of my employment with the Company, with respect to which I have an ownership interest as of the date of the Company's Proprietary and Confidential Information and Non-Solicitation Agreement and that I desire to clarify are not subject to the Company's Proprietary and Confidential Information and Non-Solicitation Agreement. Please select one of the following:

____ No such improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how or data.
____ Yes, I describe the applicable materials below:

____ Due to confidentiality agreements with a prior employer, I cannot disclose certain improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how or data that would otherwise be included on the above list.

2. By selecting one of the below options I contend that either I do not have any materials or documents from my former employer or that I propose to bring to my employment with the Company the following materials and documents of a former employer, which employer has expressly consented to my continued possession and use:

____ No materials or documents

____ Yes, I have materials and documents which I describe below:

____________________________
Employee's Signature

____________________________
Type/Print Employee's Name